Exhibit 99.1

National Bank Holdings Corporation Announces Quarterly Dividend

Denver, Colorado, May 7, 2026 - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that its Board of Directors declared a quarterly cash dividend to shareholders. The cash dividend of thirty-two cents ($0.32) per share of NBHC common stock will be payable on June 15, 2026 to shareholders of record at the close of business on May 29, 2026.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise, delivering high quality client service and committed to stakeholder results. Through its bank subsidiaries, NBH Bank and Bank of Jackson Hole Trust, National Bank Holdings Corporation operates a network of over 100 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. Its banking centers are located in its core footprint of Colorado, the greater Kansas City region, Texas, Utah, Wyoming, New Mexico, Idaho, and Palm Beach, Florida. Its comprehensive residential mortgage banking group primarily serves the bank’s core footprint. Its trust and wealth management business is operated in its core footprint under the Bank of Jackson Hole Trust charter. NBH Bank operates under a single state charter through the following brand names as divisions of NBH Bank: in Colorado, Community Banks of Colorado and Community Banks Mortgage; in Kansas and Missouri, Bank Midwest and Bank Midwest Mortgage; in Texas, Vista Bank and Hillcrest Bank; in Utah, New Mexico and Idaho, Hillcrest Bank and Hillcrest Bank Mortgage; in Palm Beach, Florida, Vista Bank; and in Wyoming, Bank of Jackson Hole and Bank of Jackson Hole Mortgage. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com, bankofjacksonhole.com, vistabank.com, or nbhbank.com, or connect with any of our brands on LinkedIn.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), and other risks and uncertainties listed from time to time in our reports and documents filed with the SEC. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors:
Emily Gooden, 720-554-6640
Chief Accounting Officer and Investor Relations Director
ir@nationalbankholdings.com

Nicole Van Denabeele, 720-529-3370
Chief Financial Officer ir@nationalbankholdings.com

or

Media:
Dave Coons, 816-298-2214
SVP, Associate Director of Corporate Communications and Marketing
dave.coons@nbhbank.com

Source: National Bank Holdings Corporation